    Exhibit 99.1
Uber Announces Results for Third Quarter 2024

Gross Bookings grew 16% year-over-year and 20% year-over-year on a constant currency basis
Income from operations of $1.1 billion; Adjusted EBITDA of $1.7 billion, up 55% year-over-year
Operating cash flow of $2.2 billion; Free cash flow of $2.1 billion

SAN FRANCISCO – October 31, 2024 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended September 30, 2024.
“We delivered yet another record quarter of profitable growth at a global scale, reflecting the strength of our platform, which now has over 25 million Uber One members,” said Dara Khosrowshahi, CEO. “We continue to build with an eye towards the future, optimizing our products for new customer segments and geographies, introducing Rider Verification nationwide to increase safety for drivers, and launching shuttles to airports and venues. And of course, we continue to advance our autonomous strategy, demonstrating how Uber can help unlock this exciting technology for the world.”

“We hit another important milestone this quarter, delivering over $1 billion in GAAP operating income for the first time in our company's history, and are on track to deliver 20% Gross Bookings growth on a constant currency basis for the full year," said Prashanth Mahendra-Rajah, CFO. “We remain committed to returning capital to shareholders through repurchases, while strategically investing in organic growth vectors that will position us to capture the significant opportunities ahead."

Financial Highlights for Third Quarter 2024
•Gross Bookings grew 16% year-over-year (“YoY”) to $41.0 billion, or 20% on a constant currency basis, with Mobility Gross Bookings of $21.0 billion (+17% YoY or +24% YoY constant currency) and Delivery Gross Bookings of $18.7 billion (+16% YoY or +17% YoY constant currency). Trips during the quarter grew 17% YoY to 2.9 billion, or approximately 31 million trips per day on average.
•Revenue grew 20% YoY to $11.2 billion, or 22% on a constant currency basis. Combined Mobility and Delivery revenue grew 23% YoY to $9.9 billion, or 25% on a constant currency basis.
•Income from operations was $1.1 billion, up $667 million YoY and $265 million quarter-over-quarter (“QoQ”).
•Net income attributable to Uber Technologies, Inc. was $2.6 billion, which includes a $1.7 billion benefit (pre-tax) due to net unrealized gains related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $1.7 billion, up 55% YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 4.1%, up from 3.1% in Q3 2023.
•Net cash provided by operating activities was $2.2 billion and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $2.1 billion.
•Share repurchases were $375 million of our common stock under the February 2024 authorization.
•Unrestricted cash, cash equivalents, and short-term investments were $9.1 billion at the end of the third quarter. We expect to redeem $2.0 billion of our outstanding debt in Q4 2024.
Outlook for Q4 2024
For Q4 2024, we anticipate:
•Gross Bookings of $42.75 billion to $44.25 billion, which represents 16% to 20% YoY growth on a constant currency basis.
◦Trips YoY growth to be similar compared to Q3 2024.
◦Our outlook assumes a roughly 2 percentage point currency headwind to total reported YoY growth, including a roughly 5 percentage point currency headwind to Mobility’s reported YoY growth.
•Adjusted EBITDA of $1.78 billion to $1.88 billion, which represents 39% to 47% YoY growth.

Financial and Operational Highlights for Third Quarter 2024

	Three Months Ended September 30,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	142	161	13%
Trips	2,441	2,868	17%
Gross Bookings	$35,281	$40,973	16%	20%
Revenue	$9,292	$11,188	20%	22%
Income from operations	$394	$1,061	169%
Net income attributable to Uber Technologies, Inc. (2)	$221	$2,612	**
Adjusted EBITDA (1)	$1,092	$1,690	55%
Net cash provided by operating activities (3)	$966	$2,151	123%
Free cash flow (1), (3)	$905	$2,109	133%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Q3 2023 net income includes a $96 million net headwind (pre-tax) from revaluations of Uber’s equity investments. Q3 2024 net income includes a $1.7 billion net benefit (pre-tax) from revaluations of Uber’s equity investments.
(3) Net cash provided by operating activities and free cash flow for Q3 2023 includes an approximately $622 million cash outflow related to the payment of an HMRC VAT assessment.
** Percentage not meaningful.

Results by Offering and Segment
Gross Bookings

	Three Months Ended September 30,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$17,903	$21,002	17%	24%
Delivery	16,094	18,663	16%	17%
Freight	1,284	1,308	2%	2%
Total	$35,281	$40,973	16%	20%

Revenue

	Three Months Ended September 30,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$5,071	$6,409	26%	29%
Delivery	2,935	3,470	18%	19%
Freight	1,286	1,309	2%	2%
Total	$9,292	$11,188	20%	22%
(1) Mobility Revenue in Q3 2023 and Q3 2024 were negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $161 million and $310 million, respectively. These changes negatively impacted Mobility revenue YoY growth by 2 percentage points.

Revenue Margin

	Three Months Ended September 30,
	2023	2024

Mobility (1)	28.3%	30.5%
Delivery	18.2%	18.6%
(1) Mobility Revenue Margin in Q3 2023 and Q3 2024 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by 90 bps and 150 bps, respectively.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended September 30,
(In millions, except percentages)	2023	2024	% Change

Segment Adjusted EBITDA:
Mobility	$1,287	$1,682	31%
Delivery	413	628	52%
Freight	(13)	(19)	(46)%
Corporate G&A and Platform R&D (1)	(595)	(601)	(1)%
Adjusted EBITDA (2)	$1,092	$1,690	55%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Financial Highlights for the Third Quarter 2024 (continued)
Mobility
•Revenue of $6.4 billion: Mobility Revenue grew 26% YoY and 4% QoQ. The YoY increase was primarily attributable to an increase in Mobility Gross Bookings due to an increase in Trip volumes. Mobility Revenue Margin of 30.5% increased 220 bps YoY and 70 bps QoQ. Business model changes negatively impacted Mobility Revenue Margin by 150 bps in Q3 2024.
•Adjusted EBITDA of $1.7 billion: Mobility Adjusted EBITDA increased 31% YoY, and Mobility Adjusted EBITDA margin was 8.0% of Gross Bookings compared to 7.2% in Q3 2023 and 7.6% in Q2 2024. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume.
Delivery
•Revenue of $3.5 billion: Delivery Revenue grew 18% YoY and 5% QoQ. The YoY increase was primarily attributable to an increase in Delivery Gross Bookings due to an increase in Trip volumes, and an increase in advertising revenue. Delivery Revenue Margin of 18.6% increased 40 bps YoY and 40 bps QoQ.
•Adjusted EBITDA of $628 million: Delivery Adjusted EBITDA increased 52% YoY, and Delivery Adjusted EBITDA margin was 3.4% of Gross Bookings, compared to 2.6% in Q3 2023 and 3.2% in Q2 2024. Delivery Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume and increased Advertising revenue.
Freight
•Revenue of $1.3 billion: Freight Revenue increased 2% YoY and 3% QoQ. The YoY increase was primarily driven by an increase in revenue per load, partially offset by continued pressure from category-wide headwinds.
•Adjusted EBITDA loss of $19 million: Freight Adjusted EBITDA decreased $6 million YoY. Freight Adjusted EBITDA margin as a percentage of Gross Bookings decreased 50 bps YoY to (1.5%).
Corporate

•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $601 million, compared to $595 million in Q3 2023, and $573 million in Q2 2024. Corporate G&A and Platform R&D as a percentage of Gross Bookings decreased 20 bps YoY and increased 10 bps QoQ. The YoY decrease was primarily due to improved fixed cost leverage, and the QoQ increase was due to certain benefits that occurred in Q2 2024.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue equaled non-GAAP cost of revenue, and was $6.8 billion, representing 16.5% of Gross Bookings, compared to 16.0% in both Q3 2023 and Q2 2024. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased primarily due to an increase in insurance expense.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $687 million. Non-GAAP operations and support was $636 million, representing 1.6% of Gross Bookings, compared to 1.8% and 1.6% in Q3 2023 and Q2 2024, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.1 billion. Non-GAAP sales and marketing was $1.1 billion, representing 2.6% of Gross Bookings, compared to 2.6% and 2.7% in Q3 2023 and Q2 2024, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings was flat due to an increase in consumer discounts, credits, and refunds, partially offset by Mobility business model changes in some countries that classified certain sales and marketing costs as contra revenue.
◦Research and development: GAAP research and development was $774 million. Non-GAAP research and development was $505 million, representing 1.2% of Gross Bookings, compared to 1.4% and 1.2% in Q3 2023 and Q2 2024, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦General and administrative: GAAP general and administrative was $630 million. Non-GAAP general and administrative was $523 million, representing 1.3% of Gross Bookings, compared to 1.5% and 1.3% in Q3 2023 and Q2 2024, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to a decrease in employee headcount costs.
Operating Highlights for the Third Quarter 2024
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 161 million: MAPCs grew 13% YoY to 161 million, driven by continued improvement in consumer activity for both our Mobility and Delivery offerings.
•Trips of 2.9 billion: Trips on our platform grew 17% YoY, driven by both Mobility and Delivery growth. Monthly trips per MAPC remained at an all-time high and grew 4% YoY to 5.9.
•Supporting earners: Drivers and couriers earned an aggregate $18.1 billion (including tips) during the quarter, with earnings up 14% YoY, or 21% on a constant currency basis. Announced 20+ improvements to the earner experience, including nationwide launches of enhanced rider verification and the “Record my Ride” feature, greater service fee transparency, and a redesign of the Uber Driver app.
•New and expanded autonomous partnerships: Expanded our multi-year strategic partnership with Waymo to bring autonomous ride-hailing to Austin and Atlanta, only on Uber. In addition, we announced five new autonomous partnerships across Mobility and Delivery with Cruise, Coco, Wayve, WeRide, and Avride.
•Membership: Debuted our Uber One for Students back to school college campus tour around the US, and expanded Uber One for Students to Canada with additional countries planned by year end. Our global member base surpassed 25 million members.
•Advertising: Launched a pilot of our First Impression ad format, which allows advertisers to temporarily “take over” the home feed to promote new products or offers. Also began to integrate our exclusive partnership with T-Mobile Advertising Solutions, which will expand our JourneyTV offering to over 50,000 vehicles across the US.
•Family profiles with teen accounts: Launched several new features for teen accounts to enhance convenience and security, including the ability for guardians to book trips on behalf of teens, sharing of Uber One membership benefits between guardians and teens, and Uber Reserve for teens.
Mobility

•Hailables partnerships: Announced that we will return to Denmark in collaboration with a local taxi partner. In India, expanded our Moto partnership with the country’s largest third-party logistics provider to 6 new cities, opening up new supply channels. Lastly, launched our first taxi integration in LatAm with Brazil’s largest taxi hailing app, providing access to 70,000 drivers nationwide.
•Low cost Mobility offerings: Expanded Uber Shuttle to LaGuardia Airport, with trips offered between the airport and major transit hubs in Manhattan every 30 minutes. In addition, began testing “walking and waiting” for UberX Share in select markets to support greater discounts for riders.
•Electrification updates: Introduced several new features to accelerate electrification. For consumers, launched all-electric Uber Green, allowing for an EV-only ride option in 40+ cities globally, alongside an EV preference feature in other markets. For drivers, announced an AI Assistant to help answer EV questions, and an EV mentorship program.
•Travel enhancements: Launched a new feature to let riders search and explore Uber offerings in 10,000+ cities around the world, to Reserve rides for upcoming trips, and see insights into the average on-demand wait time and cost of a ride in that city. In addition, launched flight capture and assistive time picker features in all Reserve cities, allowing riders to add their flight details and get a suggested pickup time for their Reserve airport trip.
•Turo partnership: Announced a multi-year partnership with Turo, the world’s largest peer-to-peer car sharing marketplace, to enable Uber customers to rent from Turo’s wide-ranging selection of vehicles directly from the Uber app across key global markets.
Delivery
•Merchant growth and discovery features: Launched Bites – a dish-centric, short-form video feed to boost discovery and help restaurants showcase their dishes – in select cities, with plans for continued expansion this year. In addition, launched Uber Eats Lists, enabling consumers to discover curated recommendations from friends and local foodies, and create and share lists of their own go-to spots and dishes, starting in New York and Chicago.
•Uber Direct expansion: Launched and expanded Uber Direct partnerships, including a new multi-year partnership with Darden Restaurants set to begin with Olive Garden, expanded partnerships with Vroom Delivery and Checkmate, and a new partnership with PetSmart.
•Grocery & Retail merchant selection: Expanded our merchant selection in the US and Canada with both grocers including H Mart and Food City, as well as non grocery retailers like Spirit Halloween, Michaels, JD Sports and Pet Supplies Plus. Internationally, launched 24-hour online grocery delivery with supermarket chain Co-op in the UK, and announced a strategic partnership with convenience chain Oxxo in Chile.
•Sustainability enhancements: Introduced the "Climate Collection" in the Uber Eats app to make it easier for consumers to order sustainable brands. Launched Farmers Markets on Uber Eats starting in New York City and Los Angeles, enabling customers to order seasonal produce and fresh goods directly from local farmers markets. Lastly, launched a Green Packaging Marketplace to enable merchants to purchase high-quality, sustainable packaging.
•Courier pick and pack expansion: Launched courier pick and pack as a new earnings type in Japan in partnership with AEON, one of Japan's largest retailers, allowing Uber couriers to shop for Uber Eats consumers at retailers and deliver orders to their homes. Courier pick and pack is also available in the US, Canada, Australia, and the majority of Latin American markets.

Freight
•Uber Direct integration: Announced an integration with Uber Direct, Uber's on-demand delivery-as-a-service platform, to power same day and scheduled delivery options for shippers through Uber Freight’s Parcel Transportation Management System (PTMS).
•AI and software advancements: Announced new advanced features for Insights AI, including enhanced chat functionality and a KPI dashboard that delivers real-time, actionable insights. Additionally, upgraded the Uber Freight Transportation Management System (TMS) with an intuitive tracking portal, simplified dock scheduler and upgraded financial management tools.
Corporate
•Investment grade debt issuances: Completed a registered public offering of $1.25 billion Senior Notes due 2030, $1.5 billion Senior Notes due 2034, and $1.25 billion Senior Notes due 2054, representing our first issuances as an investment grade rated company. Additionally, entered into a new $5.0 billion Credit Agreement. We expect to redeem $2.0 billion of our outstanding debt in Q4 2024.
Webcast and conference call information
A live audio webcast of our third quarter ended September 30, 2024 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on October 31, 2024 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 55 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2023	As of September 30, 2024
Assets
Cash and cash equivalents	$4,680	$6,150
Short-term investments	727	2,913
Restricted cash and cash equivalents	805	933
Accounts receivable, net	3,404	3,719
Prepaid expenses and other current assets	1,681	1,616
Total current assets	11,297	15,331
Restricted cash and cash equivalents	1,519	1,920
Restricted investments	4,779	6,552
Investments	6,101	7,921
Equity method investments	353	314
Property and equipment, net	2,073	1,982
Operating lease right-of-use assets	1,241	1,190
Intangible assets, net	1,425	1,192
Goodwill	8,151	8,086
Other assets	1,760	2,629
Total assets	$38,699	$47,117
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$790	$802
Short-term insurance reserves	2,077	2,523
Operating lease liabilities, current	190	178
Accrued and other current liabilities	6,397	7,332
Total current liabilities	9,454	10,835
Long-term insurance reserves	4,909	6,623
Long-term debt, net of current portion	9,459	10,986
Operating lease liabilities, non-current	1,550	1,496
Other long-term liabilities	645	638
Total liabilities	26,017	30,578

Redeemable non-controlling interests	654	946
Equity
Common stock	—	—
Additional paid-in capital	42,264	42,825
Accumulated other comprehensive loss	(421)	(424)
Accumulated deficit	(30,594)	(27,621)
Total Uber Technologies, Inc. stockholders' equity	11,249	14,780
Non-redeemable non-controlling interests	779	813
Total equity	12,028	15,593
Total liabilities, redeemable non-controlling interests and equity	$38,699	$47,117

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Revenue	$9,292	$11,188	$27,345	$32,019
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5,626	6,761	16,400	19,417
Operations and support	683	687	1,987	2,054
Sales and marketing	941	1,096	3,421	3,128
Research and development	797	774	2,380	2,324
General and administrative	646	630	2,079	2,525
Depreciation and amortization	205	179	620	542
Total costs and expenses	8,898	10,127	26,887	29,990
Income from operations	394	1,061	458	2,029
Interest expense	(166)	(143)	(478)	(406)
Other income (expense), net	(52)	1,851	513	1,593
Income before income taxes and income (loss) from equity method investments	176	2,769	493	3,216
Provision for (benefit from) income taxes	(40)	158	80	244
Income (loss) from equity method investments	3	(12)	43	(28)
Net income including non-controlling interests	219	2,599	456	2,944
Less: net loss attributable to non-controlling interests, net of tax	(2)	(13)	(2)	(29)
Net income attributable to Uber Technologies, Inc.	$221	$2,612	$458	$2,973
Net income per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$0.11	$1.24	$0.23	$1.42
Diluted	$0.10	$1.20	$0.20	$1.36
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	2,044,688	2,101,660	2,027,148	2,090,809
Diluted	2,108,479	2,154,466	2,080,686	2,153,183

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Cash flows from operating activities
Net income including non-controlling interests	$219	$2,599	$456	$2,944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	205	186	620	561
Bad debt expense	19	12	63	47
Stock-based compensation	492	438	1,466	1,377
Deferred income taxes	16	124	32	101
Loss (income) from equity method investments, net	(3)	12	(43)	28
Unrealized (gain) loss on debt and equity securities, net	96	(1,664)	(610)	(1,276)
Loss from sale of investment	—	—	74	—
Impairments of goodwill, long-lived assets and other assets	—	—	77	—
Unrealized foreign currency transactions	71	(36)	156	173
Other	(36)	(31)	(25)	(169)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(518)	196	(363)	(388)
Prepaid expenses and other assets	(948)	(234)	(1,181)	(664)
Operating lease right-of-use assets	47	44	141	137
Accounts payable	112	48	86	24
Accrued insurance reserves	618	789	1,616	2,161
Accrued expenses and other liabilities	623	(256)	334	488
Operating lease liabilities	(47)	(76)	(137)	(157)
Net cash provided by operating activities	966	2,151	2,762	5,387
Cash flows from investing activities
Purchases of property and equipment	(61)	(42)	(168)	(198)
Purchases of non-marketable equity securities	(22)	(56)	(42)	(288)
Purchases of marketable securities	(3,723)	(4,428)	(5,930)	(9,745)
Proceeds from maturities and sales of marketable securities	1,366	1,916	2,993	5,767
Proceeds from sale of equity method investment	18	—	721	17
Other investing activities	6	(82)	19	(163)
Net cash used in investing activities	(2,416)	(2,692)	(2,407)	(4,610)
Cash flows from financing activities
Issuance of term loans and notes, net of issuance costs	—	3,972	1,121	3,972
Principal repayment on term loan and notes	(6)	(1,973)	(1,150)	(1,986)
Principal repayments on Careem Notes	(25)	—	(25)	—
Principal payments on finance leases	(36)	(45)	(118)	(122)
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	—	—	85	103
Repurchases of common stock	—	(372)	—	(697)
Other financing activities	(9)	19	(54)	40
Net cash provided by (used in) financing activities	(76)	1,601	(141)	1,310

Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(69)	62	(26)	(88)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(1,595)	1,122	188	1,999
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	8,460	7,881	6,677	7,004
End of period	$6,865	$9,003	$6,865	$9,003

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

	(Unaudited)
Interest income	$130	$195	$324	$530
Foreign currency exchange gains (losses), net	(92)	25	(185)	(222)
Unrealized gain (loss) on debt and equity securities, net (1)	(96)	1,664	610	1,276
Loss from sale of investment (2)	—	—	(74)	—
Other, net	6	(33)	(162)	9
Other income (expense), net	$(52)	$1,851	$513	$1,593
(1) During the three months ended September 30, 2023, unrealized loss on debt and equity securities, net represents changes in the fair value of our equity securities, primarily including: a $194 million unrealized loss on our Aurora investment, a $97 million unrealized loss on our Joby investment, partially offset by a $132 million unrealized gain on our Didi investment, and a $59 million unrealized gain on our Grab investment.
During the nine months ended September 30, 2023, unrealized gain on debt and equity securities, net represents changes in the fair value of our equity securities, primarily including: a $327 million unrealized gain on our Aurora investment, a $171 million unrealized gain on our Grab investment, a $79 million unrealized gain on our Joby investment, and a $29 million unrealized gain on our Didi investment.
During the three months ended September 30, 2024, unrealized gain on debt and equity securities, net represents changes in the fair value of our equity securities, primarily including: a $1.0 billion unrealized gain on our Aurora investment, a $322 million unrealized gain on our Didi investment, a $141 million unrealized gain on our Delivery Hero investment, and a $134 million unrealized gain on our Grab investment.
During the nine months ended September 30, 2024, unrealized gain on debt and equity securities, net represents changes in the fair value of our equity securities, primarily including: a $505 million unrealized gain on our Aurora investment, a $432 million gain on our Didi investment, a $230 million gain on our Grab investment, and a $113 million unrealized gain on our Delivery Hero investment.
(2) During the three and nine months ended September 30, 2023, loss from sale of investment represents an immaterial loss recognized on the sale of our remaining 29% equity interest in MLU B.V. to Yandex, for $703 million in cash. After this transaction, we no longer have an equity interest in MLU B.V.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

	(Unaudited)
Operations and support	$49	$50	$132	$171
Sales and marketing	24	23	74	68
Research and development	310	268	917	844
General and administrative	109	97	343	294
Total	$492	$438	$1,466	$1,377
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
Aggregate Driver and Courier Earnings. Aggregate Driver and Courier Earnings refers to fares (net of Uber service fee, taxes and tolls), tips, Driver incentives and Driver benefits.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and Couriers earnings.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and Couriers earnings.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides, Delivery orders (in each case without any adjustment for consumer discounts and refunds, Driver and Merchant earnings, and Driver incentives) and Freight Revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Revenue Margin. We define Revenue Margin as revenue as a percentage of Gross Bookings.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.

Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Legal, tax, and regulatory reserve changes and settlements
Legal, tax, and regulatory reserve changes and settlements are primarily related to certain significant legal proceedings or governmental investigations related to worker classification definitions, or tax agencies challenging our non-income tax positions. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance.
Limitations of Non-GAAP Financial Measures and Adjusted EBITDA Reconciliation
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; and unrealized gain (loss) on debt and equity securities, net; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2024	2023	2024
Adjusted EBITDA reconciliation:
Net income attributable to Uber Technologies, Inc.	$221	$2,612	$458	$2,973
Add (deduct):
Net loss attributable to non-controlling interests, net of tax	(2)	(13)	(2)	(29)
(Income) loss from equity method investments	(3)	12	(43)	28
Provision for (benefit from) income taxes	(40)	158	80	244
Other (income) expense, net	52	(1,851)	(513)	(1,593)
Interest expense	166	143	478	406
Income from operations	394	1,061	458	2,029
Add (deduct):
Depreciation and amortization	205	179	620	542
Stock-based compensation expense	492	438	1,466	1,377
Legal, tax, and regulatory reserve changes and settlements	(13)	—	82	661
Goodwill and asset impairments/loss on sale of assets	2	—	85	(3)
Acquisition, financing and divestitures related expenses	9	8	27	16
Gain on lease arrangement, net	(1)	—	(4)	—
Restructuring and related charges, net	4	4	35	20
Adjusted EBITDA	$1,092	$1,690	$2,769	$4,642
Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2024	2023	2024
Free cash flow reconciliation:
Net cash provided by operating activities	$966	$2,151	$2,762	$5,387
Purchases of property and equipment	(61)	(42)	(168)	(198)
Free cash flow	$905	$2,109	$2,594	$5,189
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	September 30, 2023	June 30, 2024	September 30, 2024
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$5,626	$6,488	$6,761
Legal, tax, and regulatory reserve changes and settlements	13	(76)	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$5,639	$6,412	$6,761

	Three Months Ended
(In millions)	September 30, 2023	June 30, 2024	September 30, 2024
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$683	$682	$687
Restructuring and related charges	(2)	(7)	(1)
Acquisition, financing and divestitures related expenses	(2)	—	—
Stock-based compensation expense	(49)	(54)	(50)
Non-GAAP Operations and support	$630	$621	$636

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$941	$1,115	$1,096
Restructuring and related charges	(1)	—	—
Stock-based compensation expense	(24)	(24)	(23)
Non-GAAP Sales and marketing	$916	$1,091	$1,073

Non-GAAP Research and development reconciliation:
GAAP Research and development	$797	$760	$774
Restructuring and related charges	—	—	(1)
Stock-based compensation expense	(310)	(277)	(268)
Non-GAAP Research and development	$487	$483	$505

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$646	$686	$630
Legal, tax, and regulatory reserve changes and settlements	—	(58)	—
Goodwill and asset impairments/loss on sale of assets	(2)	—	—
Restructuring and related charges	(1)	(2)	(2)
Acquisition, financing and divestitures related expenses	(7)	(3)	(8)
Gain on lease arrangements, net	1	—	—
Stock-based compensation expense	(109)	(100)	(97)
Non-GAAP General and administrative	$528	$523	$523